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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Scott McIntyre                             J. Fellman Seinsheimer, III
Chairman and Chief Executive Officer       President and Chief Executive Officer
118 Second Avenue, S.E.                    One American Indemnity Plaza
Cedar Rapids, IA 52407                     Galveston, Texas 77550
319-399-5700                               409-766-4673


                    UNITED FIRE & CASUALTY COMPANY TO ACQUIRE
                    AMERICAN INDEMNITY FINANCIAL CORPORATION

Cedar Rapids, Iowa and Galveston, Texas (March 4, 1999) - United Fire & Casualty Company (Nasdaq: UFCS) and American Indemnity Financial Corporation (Nasdaq:
AIFC) announced today that they have signed a definitive agreement providing for United Fire's acquisition of American Indemnity for approximately $30.6 million in cash. Common stockholders of American Indemnity would receive approximately $14.60 per share at the closing of a transaction and deferred consideration of $1.00 per share in two years subject to adjustments relating to indemnities.

The acquisition is conditioned upon approval by American Indemnity's common shareholders, approvals from insurance regulators in Texas, Colorado, and Iowa, where the insurance companies are domiciled, compliance with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration of all applicable waiting periods thereunder and certain other customary conditions. It is anticipated that the acquisition will be completed by June 30, 1999.





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Scott McIntyre, Chairman and Chief Executive Officer of United Fire said, "The acquisition of American Indemnity's operating territories, independent agency distribution system, and products are an excellent fit with United Fire's."

J. Fellman Seinsheimer, III, President and Chief Executive Officer of American Indemnity stated, "We believe this transaction serves the best interests of American Indemnity's stockholders, policyholders, and agents. American Indemnity is fortunate to be aligning with such a well-managed and successful Company."

American Indemnity Financial Corporation is the parent corporation of American Indemnity Company, American Fire and Indemnity Company, Texas General Indemnity Company and American Computing Company, all of Galveston, Texas. American Indemnity was represented by Philo Smith Capital Corporation.

United Fire & Casualty Company and its subsidiaries are engaged in the business of writing property and casualty insurance and life insurance. The Company's headquarters are in Cedar Rapids, Iowa.